Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-111799, 333-158571, and 333-191442) of SYNNEX Corporation of our Independent Auditor’s Report dated September 12, 2013 relating to the financial statements of Business Process Outsourcing Services, inclusive of International Business Machines Corporation’s Customer Relationship Management and Insurance Outsourcing Businesses, which appears in the Current Report on Form 8-K/A of SYNNEX Corporation dated April 11, 2014.

/s/ PricewaterhouseCoopers LLP
New York, NY
April 10, 2014